NEWS
Anadarko Announces $2.2 Billion Midstream Monetization
Completes 2007 balance sheet restoration Plan
HOUSTON, Dec. 27, 2007 — Anadarko Petroleum Corporation (NYSE: APC) today announced the completion of a $2.2 billion transaction that has significantly accelerated the monetization of its midstream asset portfolio while retaining its existing ownership, control and management of these assets. The transaction has no effect on Anadarko’s previously announced plans related to its proposed midstream master limited partnership, Western Gas Partners, LP, or Anadarko’s expectations related thereto. Proceeds from the transaction will be used to reduce Anadarko’s acquisition-related debt.
     “This transaction highlights the value of our midstream asset portfolio and enables us to realize a substantial portion of that value currently,” said Al Walker, Anadarko Sr. Vice President, Finance and CFO. “Our midstream portfolio is expected to generate approximately $350 million of EBITDA (earnings before interest, taxes, depreciation and amortization) in 2007, with additional projects expected to further increase operating performance in 2008. Based on comparable market data, including our recent divestitures of the Midkiff/Benedum and Chaney Dell systems for over 14 times trailing EBITDA, the market value of our midstream portfolio is significant.
     “With the closing of this transaction, Anadarko has successfully completed the 2007 balance sheet restoration plan it announced in conjunction with the acquisitions of Kerr-McGee and Western Gas Resources by achieving our net long-term debt target of approximately $12 billion — without issuing equity. Further leverage reduction is expected to occur in 2008 from free cash flow and other normal course activities,” added Walker.
     To facilitate this transaction, Anadarko formed a subsidiary that owns or has rights to substantially all of Anadarko’s midstream assets. An investment entity has raised funds from a group of investors and has advanced such funds to the midstream subsidiary, on a non-recourse basis to Anadarko, at 3-month LIBOR plus 130 basis points. Anadarko intends to further monetize the subsidiary’s assets in the future. A portion of the proceeds received from the monetization of assets will be used by the subsidiary to partially redeem the advance, with the balance of such proceeds retained by Anadarko.
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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to complete its announced asset divestitures, successfully create and market an initial public offering of a midstream Master Limited Partnership, generate free cash flow and achieve further debt reduction. See “Risk Factors” in the company’s 2006 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434